Exhibit 4.5

Sales Contract of Ossen Innovation Materials Co., Ltd.

Supplier: Ossen Innovation Materials Co., Ltd.
Contract No:
Purchaser: Zhangjiagang Ruifeng Iron and Steel Co., Ltd.
 Place of Execution:

I. name, specification, steel No., unit price (tax inclusive) and purchase quantity of product
Name	Specification (mm)	Steel No.	unit price (RMB/ton)	purchase quantity (ton)

II.  Method of delivery
1.	Time and quantity of delivery: [______]
2.	Method of delivery
(1)  The purchaser takes the delivery: the purchaser must take delivery within [______] days after receiving the notice of the supplier for delivery;

III.  Reasonable loss and method of calculation
1.	the method of calculation is to be agreed upon by the parties: reasonable difference of +0.3%
2.	the deviation from agreed quantity is +3% as agreed by the parties through negotiations.

IV.          Method and standards of inspection and period of raising disagreements
1.	The quality standard is applied in accordance with the requirements of purchaser.
2.
Where the purchaser disagrees with the quality, the purchaser must raise the same with the supplier in writing within 30 days after the date of receiving the goods. In case of any delay, the quality is deemed to be consistent with the agreement.

V.           Method and period of settlement: in the absence of quality objection, payment shall be settled within 3 months upon receiving the goods.

VI.          Change and rescission of contract
1.
Where the purchaser requires to change the method of taking delivery, product type, type of steel, specifications or quantity of taking delivery, the purchaser must notify the supplier in writing 15 days in advance. The supplier must confirm the same in writing within three days upon its receipt of the notice. In case of failure of such confirmation, the parties must continue to perform the contract.

2.
Where either party requires to rescind the contract, the parties must negotiate with each other to reach the mutual agreement. This contract must not be terminated until all the contract documents have been terminated.

VII. Method of disputes settlement
Disputes arising in the course of the performance of the contract must be settled by the parties through negotiations. Where no agreement may be reached through negotiations, either party may pursue a legal action with the local court where the supplier is located.

VIII. Miscellaneous

Supplier: Ossen Innovation Materials Co., LTd (Seal)
Address: Zhaoming Road, Ma’anshan
Legal representative: Liang Tang
Representative of supplier:

Tel.: 0555-3503812
Fax: 0555-3506666
Zip code: 243051
Opening bank:
Account No.:

Tax No.:

Purchaser: Zhangjiagang Ruifeng Iron and Steel Co., Ltd.  (Seal)
Address: Jinxiu Road, Yangzijiang Metallurgical Industry Area, Jiangsu.
Legal representative:
Representative of supplier:

Tel.:
Fax:
Zip code:
Opening bank:
Account No.:

Tax No.: